Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is effective as of XXXXXX (the “Effective Date”), and is entered into by and between XXXXXX, an individual (“Executive”), and Fleetwood Enterprises, Inc., a Delaware corporation (the “Company”).

R E C I T A L S

WHEREAS, by entering into this Agreement, the terms of Executive’s employment with the Company shall be governed by the terms and conditions of this Agreement and any prior agreement between Executive and the Company or any of the Company’s affiliated entities relating to Executive’s employment with the Company or any of its affiliated entities shall be superseded by the terms of this Agreement except to the extent set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

A G R E E M E N T

1.         Employment.  As of the Effective Date, the Company hereby employs Executive to serve in the capacity of Vice President – [Title                    ].  The Company’s Board of Directors (the “Board”) and/or the Company’s Chief Executive Officer (the “CEO”) may provide other designations of title to Executive as the Board and/or CEO, in their discretion, may deem appropriate.

Executive agrees to perform the duties and functions as assigned by the CEO and/or by the Board of Directors.  Except for legal holidays, vacations and absences due to temporary illness, Executive shall devote his time, attention and energies to the business of the Company on a full-time basis.  Executive represents and warrants to the Company that he is under no restriction, limitation or other prohibition to perform his duties as described herein.

2.         Employment Compensation And Benefits.

(a)       Base Salary.  Executive’s initial base salary shall be at the annual rate of XXXXXXXXX (Dollars) ($XXXXXXX) (the “Base Salary”), which shall be payable at least as frequently as monthly and subject to deductions and withholdings required by applicable law and as customary in respect of the Company’s salaried employees.  The Company, on the basis of Executive’s performance and the Company’s financial success and progress, shall review this salary level at least annually.

(b)       Incentive Compensation.  As additional compensation to provide incentives for Executive to extend efforts which will assist in increasing the profits of the Company, Executive shall be eligible to receive incentive compensation based on achieving individual and organizational performance objectives in accordance with the terms and conditions of the Company’s management compensation plan, implemented at the beginning of fiscal year 2002, and as may be modified from time to time.

(c)       Vacation.  Executive shall be entitled to annual vacations in accordance with the Company’s vacation policies in effect during the term of this Agreement.

(d)       Expense Reimbursement.  The Company shall reimburse Executive for all reasonable amounts actually expended by Executive in the course of performing his duties for the Company and in accordance with any Company-established guidelines where Executive tenders receipts or other documentation reasonably substantiating the amounts as required by the Company.

(e)       Other Benefits.  Except as otherwise provided in this Agreement, Executive shall be entitled to receive all of the rights, benefits and privileges under any retirement, pension, profit-sharing, group medical insurance, group dental insurance, group-term life insurance, disability insurance and other employee benefit plan or program of the Company which may be now in effect or hereafter adopted, to the extent that Executive is eligible under the provisions thereof.

3.         Termination.

(a)       At Will.  The Company shall employ Executive at will, and either Executive or the Company may terminate Executive’s employment with the Company at any time and for any reason, with or without cause.

(b)       Qualifying Termination.  Executive’s termination shall be considered a “Qualifying Termination” unless:

(i)        Executive voluntarily terminates his employment with the Company and its affiliated companies.  [Executive, however, shall not be considered to have voluntarily terminated his employment with the Company and its affiliated companies if his overall targeted total cash compensation (base salary plus targeted short term bonus), (TCC), is reduced or adversely modified in any material respect (unless the reduction or modification applies generally to similarly situated executives in the Company) or his position is modified or changed so that he is no longer an officer of the Company and he elects to terminate his employment within sixty (60) days following such reduction, modification or change.]

(ii)       The termination is on account of Executive’s death or Disability.  “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to continue the performance of his responsibilities for the Company and its affiliated companies and which, at least three (3) months after its commencement, is determined to be total and permanent by a physician agreed to by the Company and Executive, or in the event of Executive’s inability to designate a physician, his legal representative.  In the absence of agreement between the Company and Executive, each party shall nominate a qualified physician and the two physicians so nominated shall select a third physician who shall make the determination as to Disability.

(iii)      Executive is involuntarily terminated for “Cause.”  For this purpose, “Cause” shall include but not be limited to:

(a)       Executive’s refusal to comply with a lawful instruction of the Board or Executive’s immediate supervisor, which refusal is not remedied by Executive within a reasonable period of time after his receipt of written notice from the Company identifying the refusal;

(b)       Executive’s engaging in gross misconduct;

(c)       Executive’s act or acts of personal dishonesty which result in Executive’s personal enrichment at the expense of the Company or any of its affiliated companies; or

(d)       Executive’s conviction of any misdemeanor involving an act of moral turpitude or any felony; or

(e)       Executive’s failure to perform his duties in a satisfactory manner.  Executive must be provided written notice of the unsatisfactory performance and provided at least ninety (90) days to improve his performance.

(iv)      Executive ceases to be employed by the Company due to the sale or acquisition of all of the equity interests in, or substantially all of the assets of, a subsidiary or division of the Company with which Executive is affiliated, or in connection with the merger of such a subsidiary or division, and this Agreement is assumed in writing or by operation of law by such acquiring or surviving person or entity or an affiliate thereof.

(c)       Return of Materials.  In the event of any termination of Executive’s employment for any reason whatsoever, Executive shall promptly deliver to the Company all Company property, including, but not limited to, documents, data, and other information pertaining to Confidential Information, as defined below.  Executive shall not take with him any documents or other information, or any reproduction, summary or excerpt thereof, containing or pertaining to any Confidential Information.

4.                          Change in Control.

(a)       Statement of Purpose.  The Company believes that it is in the best interest of the Company and its stockholders to foster Executive’s objectivity in making decisions with respect to any pending or threatened Change in Control of the Company and to ensure that the Company will have the continued dedication and availability of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control.  The Company believes that these goals can best be accomplished by alleviating certain of the risks and uncertainties with regard to Executive’s financial and professional security that would be created by a pending or threatened Change in Control and that inevitably would distract Executive and could impair his ability to objectively perform his duties for and on behalf of the Company.  Accordingly, the Company believes that it is appropriate and in the best interest of the Company and its stockholders to provide to Executive compensation arrangements upon a Change in Control that lessen Executive’s financial risks and uncertainties and that are reasonably competitive with those of other corporations.  The purpose of this provision is to provide that, in the event of a “Change in Control,” Executive may become entitled to receive certain additional benefits, as described herein, in the event of his termination under specified circumstances.

(b)       Definition of Change in Control.  As used in this Agreement, the phrase “Change in Control” shall mean:

(i)        The acquisition (other than from the Company) by any person, entity or “group,” within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding, for this purpose, the Company or its subsidiaries, or any executive benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of either the then-outstanding shares of common stock or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of directors; or

(ii)       Individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is or was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii)      Approval by the stockholders of the Company of a reorganization, merger or consolidation with any other person, entity or corporation, other than

(x)        a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, or

(y)       a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(iv)      Approval by the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company’s assets.

(c)       Certain Terminations Following Change in Control.  If, within twelve (12) months following a Change in Control, the employment of Executive is terminated (i) by the Company, other than for Cause or by reason of Executive’s death, or Disability or retirement, or (ii) by Executive for Good Reason, such termination shall be conclusively considered a “Qualifying Termination” based on Change in Control.  “Good Reason” means, following a Change in Control, the occurrence of a change in Executive’s compensation; health insurance or retirement benefits; job authority, duties or responsibilities; or location of employment, which in any such cases is materially adverse to Executive.

5.                          Severance Payment and Benefits.

(a)       If Executive’s employment is terminated as a result of a Qualifying Termination as defined in Sections 3b and 4(c), and if Executive delivers a fully-executed release and waiver of all claims against the Company, then, upon expiration of any applicable revocation period contained in the release and waiver, the Company shall pay or provide Executive the following Severance Payment and benefits based on Executive’s eligibility as described below:

(i)        As eligible, Executive shall receive the Severance Payment, as defined below, which shall be payable in equal monthly installments beginning on the first day of the first full month and continuing on the first day of each month thereafter during the Severance Period.  The Severance Payment is in lieu of any severance payment benefits which otherwise may at that time be available under the Company’s applicable policies and Executive shall be entitled to receive whatever additional severance payment benefits, if any, for which he may qualify according to the provisions of this Agreement regarding Change in Control.

As used herein, “Monthly Severance Payment” shall mean the monthly installment amount of the Base Salary of Executive at the time of Executive’s termination plus the monthly average of the short-term incentive payments (quarterly bonus) actually paid to Executive during the twelve (12) months immediately preceding Executive’s termination.

Executive will be eligible for a number of Monthly Severance Payments based on the schedule below:

Length of Service	Monthly Severance Payments

New hire up to six months	0

Six months up to 12 months	3

12 months up to 18 months	6

18 months up to 24 months	9

24 months or more	12

Length of Service is the number of full months immediately before the date of Executive’s Qualifying Termination during which Executive has been continuously employed by the Company or any of its affiliated companies.  Each Monthly Severance Payment shall be subject to deductions and withholdings required by applicable law.  As used herein, “Severance Period” shall mean that period beginning upon Executive’s Qualifying Termination and ending upon the lapse thereafter of the number of months equal to the number of Monthly Severance Payments.

(ii)       During the Severance Period and to the extent reasonably practicable, Executive shall be entitled to receive benefits comparable to those which had been made available to him (including his family) under the Associate Healthcare Management Plan before the Qualifying Termination.  To the extent reasonably practicable, these benefits shall be continued to Executive in a comparable manner, at a comparable cost and at a comparable level as provided to Executive (including his family) immediately prior to the Qualifying Termination.  In some cases, benefits may be converted to a reasonably similar private plan – provided that the Company pays all additional costs associated with conversion.  The provision of these benefits shall be earlier terminated or reduced, as applicable, if and to the extent Executive receives comparable benefits as a result of concurrent coverage through another program.  Participation in all other benefits plans including group life insurance, personal accident insurance, and disability insurance, etc., will cease as of the date of termination.

(iii)      Any and all of Executive’s unvested stock options shall immediately become fully vested and exercisable according to the terms and conditions contained in the equity incentive plan(s) pursuant to which such options were granted.

(b)       In the event of a Qualifying Termination as a result of a Change in Control, as defined in Section 4 hereof, an additional twelve (12) months of Severance Payments and benefits as calculated and described in Section 5(a) (i), (ii) and (iii) above will be provided to Executive.  In the event that Executive becomes entitled to receive a Severance Payment in accordance with the provisions of this Section 5(b), and if such Severance Payment and any other benefits or payments (including transfers of property) that Executive receives, or is to receive, pursuant to this Agreement or any other agreement, plan or arrangement with the Company in connection with a Change in Control of the Company (“Other Benefits”) shall be subject to the tax imposed pursuant to Section 4999, or any successor thereto, of the Internal Revenue Code of 1986, as amended, (the “Code”) or any comparable provision of state law (an “Excise Tax”), the following rules shall apply:

(i)        The Company shall pay to Executive, within thirty (30) days after the Executive’s Qualifying Termination, an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax with respect to the Severance Payment or the Other Benefits and any federal, state, and local income tax, FICA tax, and Excise Tax upon such Gross-Up Payment, is equal to the amount that would have been retained by Executive if such Excise Tax were not applicable.  It is intended that Executive shall not suffer any loss or expense resulting from the assessment of any Excise Tax or the Company’s reimbursement of Executive for payment of any such Excise Tax.

(ii)       For purposes of determining whether any of the Severance Payments or Other Benefits will be subject to an Excise Tax and the amount of such Excise Tax, (i) any other payments or benefits received or to be received by Executive in connection with a Change in Control of the Company or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change in Control or any person affiliated with the Company or such person) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code (or any successor thereto), and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code (or any successor thereto) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code (or any successor thereto), (ii) the amount of the Severance Payments and Other Benefits which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Severance Payments or Other Benefits or (B) the amount of excess parachute payments within the meaning of Sections 280G(b)(1) and (4) of the Code (or any successor or successors thereto), after applying clause (i), above, and (iii), the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company’s independent auditors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code (or any successor or successors thereto).

(iii)      For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s residence on the date of the Executive’s Qualifying Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iv)      In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of the Executive’s Qualifying Termination, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code (or any successor thereto) (the “Applicable Rate”).  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of such Qualifying Termination (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus interest, determined at the Applicable Rate, payable with respect to such excess) at the time that the amount of such excess is finally determined.

6.         Compliance with Section 409A.  Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by Executive pursuant to this Agreement would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under this Agreement until the earliest of (a) the date which is six (6) months after Executive’s “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (b) the date of Executive’s death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (c) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).  The provisions of this

Section 6 shall only apply to the extent required to avoid Executive’s incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of this Agreement would cause Executive to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

7.         Nondisclosure of Confidential Information.  Executive acknowledges that during the term of his employment with the Company, he will have access to and become acquainted with information of a confidential, proprietary or secret nature which is or may be either applicable to, or related in any way to, the present or future business of the Company, the research and development or investigation of the Company, or the business of any customer of the Company (“Confidential Information”).  For example, Confidential Information includes, but is not limited to, devices, secret inventions, processes and compilations of information, records, specifications, designs, plans, proposals, software, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, and all concepts or ideas, materials or information related to the business, products or sales of the Company and its customers and vendors.  Executive shall not disclose any Confidential Information, directly or indirectly, or use such information in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of employment with the Company.  Executive also agrees to comply with the Company’s policies and regulations, as established from time to time for the protection of its Confidential Information, including, for example, executing the Company’s standard confidentiality agreements.  This section shall survive termination of this Agreement.

8.         Non-Solicitation.  Executive agrees that so long as he is employed by the Company and for a period of twenty-four (24) months after termination of his employment for any reason, he shall not (a) directly or indirectly solicit, induce or attempt to solicit or induce any employee of the Company or any of its affiliated companies to discontinue his employment with the Company; (b) usurp any opportunity of the Company or any of its affiliated companies of which Executive became aware during his tenure at the Company or which is made available to him on the basis of the belief that Executive is still employed by the Company; or (c) directly or indirectly solicit or induce or attempt to influence any person or business that is an account, customer or client of the Company or any of its affiliated companies to restrict or cancel the business of any such account, customer or client with the Company or any of its affiliated companies.  This section shall survive termination of this Agreement.

9.         Successors.

(a)       This Agreement is personal to Executive, and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(b)       The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

10.      Governing Law.  This Agreement is made and entered into in the State of California, and the internal laws of California shall govern its validity and interpretation in the performance by the parties hereto of their respective duties and obligations hereunder.

11.      Modifications.  This Agreement may be amended or modified only by an instrument in writing executed by all of the parties hereto.

12.      Entire Agreement.  Except as otherwise set forth herein, this Agreement supersedes any and all prior written or oral agreements between Executive and the Company, including but not limited to any and all employment agreements and change in control agreements.  This Agreement contains the entire understanding of the parties hereto with respect to the terms and conditions of Executive’s employment with the Company; provided, however, that this Agreement is not intended to supersede any agreements that Executive may previously have entered into regarding the protection of trade secrets and confidential information.

13.      Dispute Resolution

(a)       Any controversy or dispute between the parties involving the construction, interpretation, application or performance of the terms, covenants, or conditions of this Agreement, the employment of Executive or in any way arising under this Agreement (a “Covered Dispute”) shall, on demand by either of the parties be referenced pursuant to the procedures described in California Code of Civil Procedure (“CCP”) Sections 638, et seq., as they may be amended from time to time (or such procedures as nearly the same as may be available under the laws of California, the “Reference Procedures”), to a retired Judge from the superior court of California for the County of Riverside (the “Venue County”) for a decision.

(b)       The Reference Procedures shall be commenced by a joint stipulation filed in the Venue County Court or by either party filing in the superior court of Venue County a motion pursuant to CCP Section 638 (or such procedures as nearly the same as may be available under the laws of California, a “Motion”).  The referee shall be a Judge from the list of retired superior court Judges from the Venue County who have made themselves available for trial or settlement of civil litigation under said Reference Procedures.  If the parties hereto are unable to agree on the designation of a particular retired superior court Judge of the Venue County, or the designated Judge is unavailable or unable to serve in such capacity, request shall be made that the Presiding or Assistant Presiding Judge of the superior court of the Venue County appoint as referee a retired superior court Judge from the aforementioned list.

(c)       Except as hereafter agreed by the parties, the referee shall apply the internal law of the State of California in deciding the issues submitted hereunder.  Each of the parties reserves its respective rights to allege and assert in such pleadings all claims, causes of action, contentions and defenses which it may have arising out of or relating to the general subject matter of the Covered Dispute that is being determined pursuant to the Reference Procedures.  Reasonable notice of any motions before the referee shall be given, and all matters shall be set at the convenience of the referee.  Discovery shall be conducted as the parties agree or as allowed by the referee.  Unless waived by each of the parties, a reporter shall be present at all proceedings before the referee.  By agreeing to this procedure, the parties expressly waive their right to a jury trial.

(d)       It is the parties’ intention by this Section 13 that all issues of fact and law and all matters of a legal and equitable nature related to any Covered Dispute will be submitted for determination by a referee designated as provided herein.  Accordingly, the parties hereby stipulate that a referee designated as provided herein shall have all powers of a Judge of the superior court including, without limitation, the power to grant equitable and interlocutory and permanent injunctive relief.

(e)       Each of the parties specifically consents and agrees to (i) the exercise of jurisdiction over his person by a referee designated as provided herein with respect to any and all Covered Disputes; (ii) the personal jurisdiction of the California courts with respect to any appeal or review of the decision of any such referee, and (iii) venue for any dispute subject to this Section 13 shall be in the County of Riverside.

(f)        Each of the parties acknowledges that the decision by a referee designated as provided herein shall be a basis for a judgment as provided in CCP Section 644 and shall be subject to exception and review as provided in CCP Section 645, or such procedures as nearly the same as may be available under the laws of California.

(g)       The Company shall pay all fees and costs incurred by Executive in connection with the Reference Procedures for a Covered Dispute other than attorneys’ fees incurred by Executive.

14.      Notices.  Any notice or communications required or permitted to be given to the parties hereto shall be delivered personally or be sent by United States registered or certified mail, postage prepaid and return receipt requested, and addressed or delivered as follows, or at such other addresses the party addressed may have substituted by notice pursuant to this Section:

To the Company:	To Executive:

Fleetwood Enterprises, Inc.	(Name)
3125 Myers Street	(Home Address)
Riverside, California 92503-5527	(City, State, Zip)
Attn: General Counsel

15.      Captions.  The captions of this Agreement are inserted for convenience and do not constitute a part hereof.

16.      Severability.  In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein and there shall be deemed substituted for such invalid, illegal or unenforceable provision such other provision as will most nearly accomplish the intent of the parties to the extent permitted by the applicable law.  In case this Agreement, or any one or more of the provisions hereof, shall be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, this Agreement or any such provision thereof shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

17.      Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one in the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered effective as of the day and year first written above.

(Name)

FLEETWOOD ENTERPRISES, INC.,
a Delaware corporation

By:

Name:

Title: